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                                                                   EXHIBIT 10.54

                                                                  EXECUTION COPY

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                                 PREFERRED STOCK

                               PURCHASE AGREEMENT


                                  BY AND AMONG


                      ROLLER BEARING HOLDING COMPANY, INC.,

                    ROLLER BEARING COMPANY OF AMERICA, INC.,

                             DR. MICHAEL J. HARTNETT

                                       AND

                                 WHITNEY V, L.P.


                        --------------------------------

                            DATED AS OF JULY 25, 2002

                        --------------------------------

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                                TABLE OF CONTENTS

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                                                                              PAGE
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ARTICLE 1 DEFINITIONS............................................................1
     1.01  Definitions...........................................................1
     1.02  Accounting Terms: Financial Statements................................9
     1.03  Knowledge of the Company..............................................9

ARTICLE 2 PURCHASE AND SALE OF THE CLASS B SHARES................................9
     2.01  Purchase and Sale of the Class B Shares...............................9
     2.02  Closing...............................................................9
     2.03  Payment for and Delivery of Class B Shares...........................10

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF THE COMPANY.........................10
     3.01  Existence and Power..................................................10
     3.02  Authorization; No Contravention......................................10
     3.03  Governmental Authorization; Third Party Consents.....................10
     3.04  Binding Effect.......................................................11
     3.05  Litigation...........................................................11
     3.06  Compliance with Laws; Private Sale; Voting Agreements................11
     3.07  No Default or Breach.................................................11
     3.08  Capitalization; Class B Shares and Conversion Shares.................12
     3.09  Subsidiaries.........................................................12
     3.10  Title to Properties..................................................13
     3.11  Use of Real Property.................................................13
     3.12  Taxes................................................................14
     3.13  SEC Reports; Financial Condition.....................................15
     3.14  Disclosure...........................................................16
     3.15  Absence of Certain Changes or Events.................................16
     3.16  Environmental Matters................................................17
     3.17  Broker's, Finder's or Similar Fees...................................18
     3.18  Labor Relations......................................................18
     3.19  Employee Benefit Plans...............................................18
     3.20  Patents, Trademarks, Etc.............................................20
     3.21  Potential Conflicts of Interest......................................21
     3.22  Trade Relations......................................................21
     3.23  Material Contracts...................................................22
     3.24  Insurance............................................................22
     3.25  Operating Company....................................................22

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS......................22
     4.01  Representations and Warranties of Whitney V..........................22
     4.02  Representations and Warranties of Hartnett...........................23

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ARTICLE 5 CONDITIONS TO THE OBLIGATIONS OF THE PURCHASERS TO PURCHASE THE
CLASS B SHARES..................................................................24
     5.01  Representations and Warranties.......................................25
     5.02  Consents and Approvals...............................................25
     5.03  No Material Judgment or Order........................................25
     5.04  No Litigation........................................................25
     5.05  Purchase of Securities Permitted by Applicable Laws..................25
     5.06  Restated Charter.....................................................26
     5.07  Opinion of Counsel...................................................26
     5.08  Stockholders' Agreement..............................................26
     5.09  Management Services Agreement........................................26
     5.10  Good Standing Certificates...........................................26
     5.11  Appointment of Whitney Director......................................26
     5.12  Secretary's Certificate..............................................26
     5.13  RBCA Resolution......................................................26
     5.14  Contemporaneous Funding..............................................27
     5.15  Fairness Opinion.....................................................27

ARTICLE 6 CONDITIONS TO THE OBLIGATIONS OF THE COMPANY TO ISSUE THE CLASS B
SHARES..........................................................................27
     6.01  Stockholders' Agreement..............................................27
     6.02  Purchase Price.......................................................27
     6.03  No Material Judgment or Order........................................27
     6.04  No Litigation........................................................27

ARTICLE 7

COVENANTS.......................................................................28
     7.01  Public Announcements.................................................28
     7.02  Use of Proceeds; Debenture Repurchase................................28

ARTICLE 8

INDEMNIFICATION.................................................................29
     8.01  Indemnification......................................................29
     8.02  Procedure; Notification..............................................29
     8.03  Limitations on Indemnification.......................................30
     8.04  Manner of Payment....................................................31
     8.05  Put/Call Arrangements................................................31
     8.06  Priority of Indemnification Shares...................................32
     8.07  Reservation of Shares; Other Assurances..............................32
     8.08  Exclusive Remedy.....................................................33

ARTICLE 9

MISCELLANEOUS...................................................................33
     9.01  Survival of Representations and Warranties...........................33
     9.02  Notices..............................................................33
     9.03  E-Documents..........................................................34
     9.04  Successors and Assigns...............................................34
     9.05  Amendment and Waiver.................................................34

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
     9.06  Signatures; Counterparts.............................................35
     9.07  Headings.............................................................35
     9.08  GOVERNING LAW........................................................35
     9.09  JURISDICTION, WAIVER OF JURY TRIAL, ETC..............................35
     9.10  Severability.........................................................36
     9.11  Rules of Construction................................................36
     9.12  Entire Agreement.....................................................36
     9.13  Expenses.............................................................37
     9.14  Publicity............................................................37
     9.15  Further Assurances...................................................37
     9.16  No Strict Construction...............................................37

DISCLOSURE SCHEDULES

Schedule 3.03   --    Appraisals and Covenants
Schedule 3.05   --    Litigation
Schedule 3.06   --    Compliance with Laws
Schedule 3.09   --    Subsidiaries
Schedule 3.10   --    Real Property
Schedule 3.11   --    Use of Real Property
Schedule 3.12   --    Taxes
Schedule 3.13   --    Projections
Schedule 3.15   --    Absence of Changes
Schedule 3.16   --    Environmental Matters
Schedule 3.18   --    Labor Matters
Schedule 3.19   --    Employee Benefits Matters
Schedule 3.20   --    Patents, Trademark, Etc.
Schedule 3.21   --    Conflicts of Interest
Schedule 3.22   --    Material Contract
Schedule 3.23   --    Trade Relations
Schedule 3.23   --    Insurance

EXHIBITS

Exhibit A       --    Restated Charter and Bylaws
Exhibit B       --    Management Services Agreement
Exhibit C       --    Stockholders' Agreement

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                       PREFERRED STOCK PURCHASE AGREEMENT

           This Preferred STOCK PURCHASE AGREEMENT is dated as of July
25, 2002 (this "AGREEMENT"), and made by and among Roller Bearing Holding Company, Inc., a Delaware corporation (the "COMPANY"), Roller Bearing Company of America, Inc., a Delaware corporation and wholly-owned Subsidiary of the Company ("RBCA"), Dr. Michael J. Hartnett ("HARTNETT") and Whitney V, L.P., a Delaware limited partnership ("WHITNEY V"). Whitney V and Hartnett are sometimes referred to herein collectively as the "PURCHASERS" and each individually as a "PURCHASER". The Purchasers, the Company and RBCA are sometimes referred to herein collectively as the "PARTIES" and each individually as a "PARTY".

          The Purchasers are parties to a Stockholders' Agreement dated as of December 18, 2000, by and among the Company, Hartnett, Whitney V (as successor in interest to Whitney Acquisition II, Corp.) and certain other parties thereto (as in effect from time to time, the "EXISTING STOCKHOLDERS' AGREEMENT").

          Pursuant to (i) the right of first offer granted to Whitney V in Section 3 of the Existing Stockholders' Agreement, and (ii) the participation rights granted to Hartnett in Section 3 of the Existing Stockholders' Agreement, the Purchasers desire to purchase from the Company, and the Company desires to sell and issue to the Purchasers, an aggregate amount of 240,000 shares of the Company's Class B Exchangeable Convertible Participating Preferred Stock, par value $.01 per share (the "CLASS B PREFERRED STOCK").

           In consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Parties hereto agree as follows:

                                    ARTICLE 1

                                   DEFINITIONS

     1.01 DEFINITIONS. As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:

            "AFFILIATE" shall mean any Person (a) directly or indirectly controlling, controlled by, or under common control with, the Company, (b) directly or indirectly owning or holding five percent (5%) or more of any equity interest in the Company, or (c) five percent (5%) or more of whose voting stock or other equity interest is directly or indirectly owned or held by the Company. For purposes of this definition, "control" (including with correlative meanings, the terms "controlling", "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

            "AFFILIATED GROUP" shall have the meaning assigned to that term in
Section 1504(a) of the Code.

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            "AUDITED FINANCIAL STATEMENTS" shall have the meaning assigned to that term in Section 5.11(b).

            "BLOCKAGE AMOUNT' shall have the meaning assigned to that term in
Section 8.04.

            "BLOCKAGE OPINION" shall have the meaning assigned to that term in
Section 8.04.

            "BOARD OF DIRECTORS" shall mean the board of directors of the Company.

            "BUSINESS DAY" shall mean any day other than a Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required by law or executive order to close.

            "BY-LAWS" shall mean, unless the context in which such term is used otherwise requires, the By-laws of the Company or any of its Subsidiaries as in effect on the date hereof (a copy of which is attached hereto (together with the Restated Charter) as EXHIBIT A).

            "CALL" shall have the meaning assigned to that term in Section 8.05(a).

            "CALL NOTICE" shall have the meaning assigned to that term in
Section 8.05(b).

            "CERCLA" shall have the meaning assigned to that term in the definition of "Environmental Laws" below.

            "CLASS A COMMON" shall mean the Class A Common Stock, par value $.01 per share, of the Company.

            "CLASS B COMMON" shall mean the Class B Supervoting Common Stock, $0.01 par value per share, of the Company.

            "CLASS B SHARES" means the shares of Class B Preferred Stock to be acquired by the Purchasers pursuant to Section 2.01.

            "CLASS B PREFERRED STOCK" shall have the meaning assigned to that term in the first recital hereof.

            "CLASS C PREFERRED STOCK" means the Class C Redeemable Preferred Stock, par value $.01 per share, of the Company.

            "CLASS D PREFERRED STOCK" means the Class D Redeemable Preferred Stock, par value $.01 per share, of the Company.

            "CLOSING" shall have the meaning assigned to that term in Section 2.02.

            "CLOSING DATE" shall have the meaning assigned to that term in
Section 2.02.

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            "CODE" shall mean the Internal Revenue Code of 1986, as amended, or any successor statute thereto.

            "COMMISSION" shall mean the Securities and Exchange Commission or any similar agency then having jurisdiction to enforce the Securities Act.

            "COMMON STOCK" shall mean, collectively, the Class A Common and the Class B Common.

            "COMPANY" shall have the meaning assigned to that term in the first paragraph of this Agreement.

            "COMPANY INDENTURE" shall mean the Indenture Agreement dated as of June 15, 1997, among the Company and United States Trust Company of New York, as Trustee.

            "CONDITION OF THE COMPANY" shall mean the assets, business, properties, prospects, operations or financial condition of the Company and its Subsidiaries, taken as a whole.

            "CONTINGENT OBLIGATION" as applied to any Person, shall mean any direct or indirect liability, contingent or otherwise, of that Person: (i) with respect to any indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto; (ii) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; or (iii) under any foreign exchange contract, currency swap agreement, interest rate swap agreement or other similar agreement or arrangement designed to alter the risks of that Person arising from fluctuations in currency values or interest rates. Contingent Obligations shall include (a) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another, (b) the obligation to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement, and (c) any liability of such Person for the obligations of another through any agreement to purchase, repurchase or otherwise acquire such obligation or any property constituting security therefor, to provide funds for the payment or discharge of such obligation or to maintain the solvency, financial condition or any balance sheet item or level of income of another. The amount of any Contingent Obligation will be equal to the amount of the obligation so guaranteed or otherwise supported or, if not a fixed and determined amount, the maximum amount so guaranteed.

            "CONTRACTUAL OBLIGATIONS" shall mean as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument or arrangement (whether in writing or otherwise) to which such Person is a party or by which it or any of such Person's property is bound.

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            "CONVERSION SHARES" shall mean, collectively, the shares of Class A
Common, the shares of Class C Preferred Stock and the shares of Class D Preferred Stock issuable upon conversion of the Class B Shares in accordance with the Restated Charter.

            "CREDIT AGREEMENT" shall mean the Credit Agreement dated as of May 30, 2002, by and among RBCA, certain of its Subsidiaries, the lenders signatory thereto and General Electric Capital Corporation and GECC Capital Markets Group, Inc. (including without limitation the term loans and revolving loans thereunder, any guarantees and security documents), as amended, extended, renewed, restated, supplemented or otherwise modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time.

            "DEBENTURE REPURCHASE" shall have the meaning set forth in Section 7.02(a).

            "DEFINED BENEFIT PLAN" shall mean a defined benefit plan within the meaning of Section 3(35) of ERISA or Section 414(j) of the Code, whether funded or unfunded, qualified or non-qualified (whether or not subject to ERISA or the Code).

            "DISCOUNT DEBENTURES" shall mean the 13% Senior Discount Debentures Due 2009 of the Company in an aggregate principal amount at maturity of $74,882,000.

            "ENVIRONMENTAL LAWS" shall mean any applicable federal, state, territorial, provincial, foreign or local law, common law doctrine, rule, order, decree, judgment, injunction, license, permit or regulation relating to environmental matters, including those pertaining to air, soil, surface water, ground water (including the protection, cleanup, removal, remediation or damage thereof), public or employee health or safety or any other environmental matter, together with any other laws (federal, state, territorial, provincial, foreign or local) relating to emissions, discharges, releases or threatened releases of any pollutant or contaminant including, without limitation, medical, chemical, biological, biohazardous or radioactive waste and materials, into ambient air, land, surface water, groundwater, personal property or structures, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, discharge or handling of any contaminant, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. 9601 ET SEQ.) ("CERCLA"), the Hazardous Material Transportation Act (49 U.S.C. 1801 ET SEQ.), the Resource Conservation and Recovery Act (42 U.S.C. 6901 ET SEQ.) ("RCRA"), the Federal Water Pollution Control Act (33 U.S.C. 1251 ET SEQ.), the Clean Air Act (42 U.S.C. 1251 ET SEQ.), the Toxic Substances Control Act (15 U.S.C. 2601 ET SEQ.), and the Occupational Safety and Health Act (29 U.S.C. 651 ET SEQ.).

            "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended and the rules and regulations promulgated thereunder.

            "ERISA AFFILIATE" shall mean a corporation that is or was a member of a controlled group of corporations with the Company within the meaning of
Section 4001(a) or (b) of ERISA or Section 414(b) of the Code, a trade or business (including a sole proprietorship, partnership, trust, estate or corporation) that is under common control with the Company within

                                       4
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the meaning of Section 414(m) of the Code, or a trade or business which together with the Company is treated as a single employer under Section 414(o) of the Code.

            "ESCROW ACCOUNT" shall mean the escrow account administered by LaSalle Bank National Association pursuant to the Escrow Agreement.

            "ESCROW AGREEMENT" shall mean the Escrow Agreement dated as of May 30, 2002, by and among General Electric Capital Corporation (as agent to the lenders under the Credit Agreement) and LaSalle Bank National Association (as escrow agent)

            "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder.

            "EXISTING WARRANTS" shall have the meaning assigned to that term in
Section 3.08(a).

            "FINANCIAL STATEMENTS" shall mean the Audited Financial Statements and the Unaudited Financial Statements.

            "GAAP" shall mean generally accepted accounting principles in effect from time to time within the United States, consistently applied.

            "GOVERNMENTAL AUTHORITY" shall mean the government of any nation, state, city, locality or other political subdivision of any thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, regulation or compliance, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

            "HAZARDOUS MATERIALS" shall mean any material, substance or waste with respect to which liability or standards of conduct are imposed pursuant to any Environmental Laws.

            "INDEBTEDNESS" shall mean as to any Person (i) all obligations of such Person for borrowed money (including, without limitation, reimbursement and all other obligations with respect to surety bonds, unfunded credit commitments, letters of credit and bankers' acceptances, whether or not matured), (ii) all indebtedness, obligations or liability of such Person (whether or not evidenced by notes, bonds, debentures or similar instruments) whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several, that should be classified as liabilities in accordance with GAAP, including, without limitation, any items so classified on a balance sheet and any reimbursement obligations in respect of letters of credit or obligations in respect of bankers acceptances, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable and accrued commercial or trade liabilities arising in the ordinary course of business, (iv) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (v) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the

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rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (vi) all obligations of such Person under leases which have been or should be, in accordance with GAAP, recorded as capital leases, (vii) all indebtedness secured by any Lien (other than Liens in favor of lessors under leases other than leases included in clause (vi) above) on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is non-recourse to the credit of that Person, and
(viii) any Contingent Obligation of such Person.

            "INDEMNIFICATION SHARES" shall have the meaning assigned to that term in Section 8.04.

            "INDEMNIFICATION STOCK" means the Class A Preferred Stock, par value $.01 per share, of the Company.

            "JEFFERIES" shall mean Jefferies & Company, Inc.

            "JUNIOR SECURITIES" shall mean all series and classes of capital stock of the Company or its successor other than the Indemnification Stock.

            "LIEN" shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, encumbrance, lien (statutory or other), charge, claim, restriction or preference, priority, right or other security interest or preferential arrangement of any kind or nature whatsoever including, without limitation, (i) those created under applicable community property laws or similar laws, (ii) those created by, arising under or evidenced by any conditional sale or other title retention agreement, (iii) the interest of a lessor under a capital lease obligation, or (iv) any financing lease having substantially the same economic effect as any of the foregoing.

            "LIQUIDATION" shall mean a liquidation, dissolution or winding up of the Company or any of its Subsidiaries.

            "MANAGEMENT SERVICES AGREEMENT" shall mean that certain Amended and Restated Management Services Agreement to be entered into on the Closing Date by and among the Purchaser, Whitney and RBCA, in the form attached hereto as EXHIBIT B.

            "MULTIEMPLOYER PLAN" shall mean a multiemployer plan within the meaning of Section 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code.

            "ORDINARY COURSE ENVIRONMENTAL ACTIVITIES" shall mean environmental activities of the Company and its Subsidiaries that have been or, in the case of future activities, shall be undertaken in compliance with Environmental Laws, the costs for which (i) in the case of prior activities, have been accurately reflected in the Company's Financial Statements in accordance with GAAP, and
(ii) in the case of future activities, shall not exceed $300,000 in any one fiscal year. For the avoidance of doubt, to the extent the future costs of the activities described in the prior sentence exceed $300,000 in any one fiscal year (net of any amounts recovered by the Company from third parties within 3 months of the end of the fiscal year in which any of such

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costs were incurred, including, but not limited to, amounts recovered pursuant to any indemnification agreement or insurance policy), such activities shall not be deemed to be Ordinary Course Environmental Activities to the extent of such excess.

            "PERSON" shall mean any individual, firm, corporation, limited liability company, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

            "PLANS" shall have the meaning assigned to that term in Section 5.19 of this Agreement.

            "PURCHASER" and "PURCHASERS" shall have the meanings assigned to those terms in the first paragraph of this Agreement.

            "PURCHASE PRICE shall have the meaning assigned to that term in
Section 2.01.

            "PUT" shall have the meaning assigned to that term in Section
8.05(a).

            "PUT NOTICE" shall have the meaning assigned to that term in Section 8.05(b).

            "PUT/CALL PRICE" shall have the meaning assigned to that term in
Section 8.05(a).

            "RBCA" shall have the meaning assigned to that term in the first paragraph of this Agreement.

            "RBCA INDENTURE" shall mean the Indenture Agreement dated as of June 15, 1997, among the RBCA and United States Trust Company of New York, as Trustee.

            "RCRA" shall have the meaning assigned to that term in the definition of "Environmental Laws."

            "REQUIREMENTS OF LAW" shall mean as to any Person, provisions of the Certificate of Incorporation and By-laws or other organizational or governing documents of such Person, or any law, treaty, code, rule, regulation, right, privilege, qualification, license or franchise or determination of an arbitrator or a court or other Governmental Authority, in each case applicable or binding upon such Person or any of such Person's property or to which such Person or any of such Person's property is subject or pertaining to any or all of the transactions contemplated or referred to herein.

            "RESTATED CHARTER" shall mean the Amended and Restated Certificate of Incorporation of the Company which shall be in effect as of the Closing in the form attached hereto (together with the By-Laws) as EXHIBIT A.

            "SALE OF THE COMPANY" shall mean any: (i) consolidation or merger of the Company into or with any other entity or entities which results in the exchange of outstanding

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shares of the Company for securities or other consideration issued or paid or caused to be issued or paid by any such entity or affiliate thereof (except a consolidation or merger into a subsidiary or merger in which the Company is the surviving corporation and the holders of the Company's voting stock outstanding immediately prior to the transaction hold a majority of the voting stock of the Company outstanding immediately following the transaction); (ii) sale or transfer by the Company of all or substantially all its assets (it being understood that, in addition to and not in limitation of applicable law, any sale or series of related sales of assets representing 60% or more of the (A) fair market value of the assets, (B) revenues or (C) earnings before interest, taxes, depreciation and amortization of the Company and its subsidiaries taken as a whole shall constitute a sale of "all or substantially all" of the Company's assets for purposes hereof); (iii) sale of a majority of the outstanding Common Stock in a single transaction or a series of related transactions; or (iv) sale of less than a majority of the outstanding Common Stock in a single transaction or a series of related transactions where after giving effect to such sale or series of sales more than a majority of outstanding voting power of the Company would be held by individuals or entities other than stockholders of the Company immediately before such event or the first of such series of events

            "SEC REPORTS" shall mean all forms, reports, statements and other documents (including exhibits, annexes, supplements and amendments to such documents) required to be filed by the Company or any of its Subsidiaries, or sent or made available by any such Person to its security holders, under the Exchange Act or the Securities Act since January 1, 1998.

            "SECURITIES ACT" shall mean the Securities Act of 1933, as amended, or any similar federal statute, and the rules and regulations thereunder as the same shall be in effect at the time.

            "STATED VALUE" shall have the meaning assigned to that term in
Section 8.05(a).

            "STOCKHOLDERS' AGREEMENT" shall mean the Amended and Restated Stockholders' Agreement of the Company to be entered into on the Closing Date by and among the Purchasers and the Company, in the form attached hereto as EXHIBIT C.

            "SUBSIDIARY" shall mean, with respect to any Person, a corporation or other entity of which 50% or more of the voting power of the voting equity securities or equity interest is owned, directly or indirectly, by such Person. Unless otherwise qualified, all references to a "Subsidiary" or to "Subsidiaries" in this Agreement shall refer to a Subsidiary or Subsidiaries of the Company.

            "TAX" shall mean any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section
59A), customs duties, capital stock, franchise profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on-minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

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            "TAX RETURN" shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

            "TRANSACTION DOCUMENTS" shall mean collectively, this Agreement, the Stockholders' Agreement and the Management Services Agreement.

            "TRIGGER EVENT" shall have the meaning assigned to that term in
Section 8.05(a).

            "UNAUDITED FINANCIAL STATEMENTS" shall have the meaning assigned to that term in Section 5.11(b).

            "WHITNEY" shall mean Whitney & Co, LLC.

            "WHITNEY DIRECTORS" shall mean Michael R. Stone and Joseph D. Carrabino, Jr., so long as they are members of the Board of Directors, together with any other member of the Board of Directors nominated by Whitney or the Purchaser from time to time in accordance with the Stockholders' Agreement.

            "WHITNEY FEES" shall mean the fees and expenses required to be paid by RBCA to Whitney on the Closing Date under the Management Services Agreement.

     1.02 ACCOUNTING TERMS: FINANCIAL STATEMENTS. All accounting terms used herein and not expressly defined in this Agreement shall have the respective meanings given to them in conformance with GAAP.

     1.03 KNOWLEDGE OF THE COMPANY. All references to the knowledge of the Company or to facts known by the Company shall mean actual knowledge or notice of the individuals whose names appear on SCHEDULE 1.03.

                                    ARTICLE 2

                     PURCHASE AND SALE OF THE CLASS B SHARES

     2.01 PURCHASE AND SALE OF THE CLASS B SHARES. Subject to the terms and conditions set forth herein, at the Closing the Company shall issue and sell to each Purchaser, and each Purchaser shall purchase from the Company, the number of shares of Class B Preferred Stock set forth opposite such Purchaser's name on
Schedule I hereto for an aggregate purchase price of $24,000,000 (the "PURCHASE PRICE").

     2.02 CLOSING. The closing of the purchase and sale of the Class B Shares hereunder (the "CLOSING") shall take place at the offices of Kirkland & Ellis at 153 East 53rd Street, New York, New York 10022, at 10:00 A.M. local time on July 29, 2002, or at such other place and hour as the parties may mutually agree. The date upon which the Closing occurs is referred to herein as the "CLOSING DATE".

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     2.03   PAYMENT FOR AND DELIVERY OF CLASS B SHARES. At the Closing, the
Company shall issue and deliver to each Purchaser a stock certificate duly executed and registered in the name of such Purchaser evidencing ownership of the number of Class B Shares to be acquired by such Purchaser hereunder, against payment by such Purchaser of the portion of the Purchase Price set forth opposite such Purchaser's name on Schedule I hereto by wire transfer of immediately available funds to the account designated by the Company.

                                   ARTICLE 3

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

            Each of the Company and RBCA hereby jointly and severally represents and warrants to the Purchasers as follows:

     3.01 EXISTENCE AND POWER. Each of the Company and its Subsidiaries (i) is a corporation, limited liability company or partnership duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation and (ii) has the corporate power and authority to execute, deliver and perform its obligations under each Transaction Document to which it is or shall be a party. Each of the Company and its Subsidiaries (a) has all requisite power and authority to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently, or is currently proposed to be, engaged, and (b) is duly qualified as a foreign corporation or business entity, licensed and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except to the extent that the failure to so qualify would not have a material adverse effect on the Condition of the Company.

     3.02 AUTHORIZATION; NO CONTRAVENTION. The execution, delivery and performance by the Company and RBCA of this Agreement and each other Transaction Document to which the Company or RBCA shall be a party, and the consummation of the transactions contemplated hereby and thereby: (i) has been duly authorized by all necessary corporate action; (ii) do not and shall not contravene the terms of the Certificate of Incorporation, the Restated Charter (when effective), the Bylaws or similar governing documents of RBCA, or any Requirement of Law applicable to the Company or RBCA's assets, business or properties; (iii) do not and shall not (a) conflict with, contravene, result in any violation or breach of or default under (with or without the giving of notice or the lapse of time or both), (b) create in any other Person a right or claim of termination or amendment, or (c) require modification, acceleration or cancellation of any Contractual Obligation of the Company or any of its Subsidiaries, and (iv) do not and shall not result in the creation of any Lien (or obligation to create a Lien) against any property, asset or business of the Company or any of its Subsidiaries. The payment of the Whitney Fees by RBCA and the creation and performance of the obligations under Section 7.02 and Article 8 hereof have been specifically approved by the Board of Directors and the board of directors of RBCA.

     3.03 GOVERNMENTAL AUTHORIZATION; THIRD PARTY CONSENTS. Except as set forth on SCHEDULE 3.03, no approval, consent or, compliance, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person in respect of any Requirement of Law or Contractual Obligation, and no lapse of a waiting period under a Requirement of Law or Contractual Obligation, is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Company or its Subsidiaries of the Transaction Documents to which each is a party or the consummation of the transactions contemplated hereby or thereby (including, without limitation, the payment of the Whitney Fees and the creation and performance of the obligations under
Section 7.02 and Article 8 hereof).

     3.04 BINDING EFFECT. This Agreement and each of the Transaction Documents to which the Company or RBCA is a party has been duly executed and delivered by the Company and this Agreement and the Transaction Documents constitute the legal, valid and binding obligation of the Company and RBCA enforceable against the Company and RBCA in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity relating to enforceability.

     3.05 LITIGATION. Except as set forth on SCHEDULE 3.05, there are no legal actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Company, threatened, at law, in equity, in arbitration or before any Governmental Authority against or affecting the Company or any of its Subsidiaries (or, as applicable, to the Company's knowledge, any of their respective shareholders, directors, officers, employees or agents). No injunction, writ, temporary restraining order, decree or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of the Transaction Documents.

     3.06   COMPLIANCE WITH LAWS; PRIVATE SALE; VOTING AGREEMENTS.

            (a) Except as set forth on SCHEDULE 3.06, the Company and each of its Subsidiaries are in material compliance with all Requirements of Law.

            (b) The Company has not violated any applicable federal or state securities laws in connection with the offer, sale and issuance of any of its capital stock. Assuming the accuracy of the Purchasers' representations and warranties contained herein, neither the offer, sale and issuance of the Class B Shares hereunder nor the issuance and delivery of any Conversion Shares requires or will require registration under the Securities Act or any state securities laws.

            (c) To the Company's knowledge, other than the Stockholders' Agreement there are no agreements obligating any of its stockholders to vote as directed by another Person or any proxies granted by any stockholder.

     3.07 NO DEFAULT OR BREACH. Neither the Company nor any Subsidiary is in, and the creation and performance of the obligations of the Company or RBCA contemplated by the Transaction Documents do not constitute, nor with the giving of notice or lapse of time or both would constitute, a default under or with respect to any Contractual Obligation of any Company or Subsidiary in any material respect.

     3.08   CAPITALIZATION; CLASS B SHARES AND CONVERSION SHARES.

            (a) As of the date hereof prior to the effectiveness of the Restated Charter: (i) the authorized capital stock of the Company consists of
(x) 10,000,000 shares of Class A Common and 10,000,000 shares of Class B Common, of which 2,475,460.8 shares of Class A Common and 100 shares of Class B Common are issued and outstanding, and (y) 3,500 shares of Class A Preferred Stock, par value $.01 per share, of which no shares are issued and outstanding; (ii) sufficient shares of Class A Common are reserved for issuance upon conversion of the Class B Common; (iii) 476,847 shares of Class A Common and 549,146 shares of Class B Common are reserved for issuance upon the exercise of outstanding warrants (the "EXISTING WARRANTS"); and (iv) sufficient shares of Class A Common are reserved for issuance pursuant to the exercise of stock options issued or issuable in accordance with the terms of one or more stock option plans of the Company, which plans shall have been approved by the Board of Directors ("MANAGEMENT OPTIONS"). The Management Options, the Existing Warrants and all outstanding shares of capital stock of the Company have been duly authorized by all necessary corporate action. All outstanding shares of capital stock of the Company are, and shares of Common Stock issuable upon exercise of the Management Options or the Existing Warrants or upon the conversion of the Class B Common Stock, when issued, shall be, validly issued, fully paid and nonassessable and shall be free and clear of all Liens (other than Liens arising under the Stockholders' Agreement or pursuant to applicable securities laws). Other than the Management Options and the Existing Warrants, as of the date hereof there are no outstanding securities convertible into or exchangeable for capital stock of the Company or options, warrants or other rights to purchase or subscribe to capital stock of the Company or contracts, commitments, agreements, understandings or arrangements of any kind to which the Company is a party relating to the issuance of any capital stock of the Company, any such convertible or exchangeable securities or any such options, warrants or rights.

            (b) The Class B Shares have been duly authorized and, when issued and delivered in accordance with this Agreement, will be validly issued, fully paid and nonassessable, and will be free of any Liens (other than any restrictions on transfer under state and/or federal securities laws or the Stockholders' Agreement). When issued, the Conversion Shares and the Indemnification Shares will be duly authorized, validly issued, fully paid and nonassessable, and will be free of any Liens (other than any restrictions on transfer under state and/or federal securities laws or the Stockholders' Agreement). The Conversion Shares and the Indemnification Shares have been duly reserved for issuance upon conversion of the Class B Shares or the issuance pursuant to Article 8 hereof, as the case may be. The issuance and delivery of the Class B Shares, the Conversion Shares and the Indemnification Shares are not subject to any preemptive right of any stockholder of the Company or to any right of first refusal or other similar right in favor of any Person which has not been waived.

     3.09   SUBSIDIARIES.

            (a) SCHEDULE 3.09 sets forth a complete and accurate list of all of the Subsidiaries of the Company together with their respective jurisdictions of incorporation or organization. All of the outstanding shares of capital stock of, or other equity interests in, the

Subsidiaries are validly issued, fully paid and nonassessable. Except as set forth on SCHEDULE 3.09, as of the Closing Date, all of the outstanding shares of capital stock of, or other ownership interests in, each of the Subsidiaries are owned by the Company or by a wholly owned Subsidiary free and clear of any Liens. No Subsidiary has outstanding options, warrants, subscriptions, calls, rights, convertible securities or other agreements or commitments obligating the Subsidiary to issue, transfer or sell any securities of the Subsidiary.

            (b) Except for the Subsidiaries of the Company, the Company does not own of record or beneficially, directly or indirectly, (i) any shares of outstanding capital stock or securities convertible into capital stock of any other corporation, and (ii) any equity, voting or participating interest in any limited liability company, partnership, joint venture or other non-corporate business enterprises.

     3.10   TITLE TO PROPERTIES.

            (a) SCHEDULE 3.10(a) contains a true, complete and correct list of all real property owned or used in connection with the operation of the respective businesses of the Company and each of its Subsidiaries (the "REAL PROPERTY"). The Company and/or its Subsidiaries have good, indefeasible and marketable title in and to all of the owned Real Property, free and clear of all Liens, liabilities and rights except as provided on SCHEDULE 3.10(a).

            (b) SCHEDULE 3.10(b) contains a list of all real property leases to which the Company or its Subsidiaries are a party. The Company and/or its Subsidiaries hold all of the right, title and interest of the tenant under such leases, free and clear of all Liens, liabilities and rights except as provided on SCHEDULE 3.10(b).

            3.11 USE OF REAL PROPERTY. Except as set forth on SCHEDULE 3.11, the Real Property is used and operated in compliance and conformity with all Contractual Obligations and Requirements of Law, except to the extent that the failure so to comply would not, in the aggregate, have a material adverse effect on the Condition of the Company; neither the Company nor any of its Subsidiaries has received notice of violation of any applicable zoning or building regulation, ordinance or other law, order, regulation or other Requirements of Law relating to the operations of either the Company or any of its Subsidiaries. To the knowledge of the Company, each lease relating to leased Real Property is in full force and effect and the Company enjoys peaceful and undisturbed possession thereunder. There is no default on the part of the Company or any of its Subsidiaries or event or condition which (with notice or lapse of time, or both) would constitute a material default on the part of the Company or any of its Subsidiaries under any such lease. There are no actions, suits or proceedings (including, without limitation, condemnation or eminent domain proceedings) pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary, at law or in equity, before any Governmental Authority which seek to affect the Company's or such Subsidiary's title to the owned Real Property.

     3.12   TAXES.

            (a) Except as set forth on SCHEDULE 3.12(a), each of the Company and its Subsidiaries has filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all respects. All Taxes owed by the Company or any of its Subsidiaries (whether or not shown on any Tax Return) have been paid. Except as set forth on SCHEDULE 3.12(a), neither the Company nor any of its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return. No claim is pending, and to the Company's knowledge, no material claims have been made since January 1, 1997 by a Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction. There are no Liens on any of the assets of the Company or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax.

            (b) Each of the Company and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractors, creditor, stockholder, or other third party since December 31, 1995.

            (c) Neither the Company nor any of its Subsidiaries expects any Governmental Authority to assess any additional Taxes for any period for which Tax Returns have been filed. Except as set forth on SCHEDULE 3.12(c), there is no dispute or claim concerning any Tax liability of the Company or any of its Subsidiaries either (i) claimed or raised by any Governmental Authority in writing or (ii) as to which the Company has knowledge based upon personal contact with any agent of such authority. The Company has made available to the Purchaser correct and complete copies of all federal income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by any of the Company and its Subsidiaries since December 31, 1995.

            (d) Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

            (e) Neither the Company nor any of its Subsidiaries has filed a consent under Code Section 341(f) concerning collapsible corporations. Neither the Company nor any of its Subsidiaries has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that would not be deductible under Code Section 280G. Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). Each of the Company and its Subsidiaries has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6621. Neither the Company nor any of its Subsidiaries is a party to any Tax allocation or sharing agreement, except for those listed in
SCHEDULE 3.12(e). Neither the Company nor any of its Subsidiaries has been a member of an Affiliated Group filing a consolidated federal income Tax Return other than a group consisting solely of the Company and its current Subsidiaries.

            (f) SCHEDULE 3.12(f) sets forth the following information with respect to each of the Company and its Subsidiaries (or, in the case of clause
(ii) below, with respect to each of the Subsidiaries) as of the most recent practicable date; (i) the basis of the Company or Subsidiary in its assets; (ii) the basis of the stockholder(s) of the Subsidiary in its stock (or the amount of any excess loss account); (iii) the amount of any net operating loss, net capital loss, unused investment, foreign tax, or other credit or excess charitable contribution allocable to the Company or Subsidiary; and (iv) the amount of any deferred gain or loss allocable to the Company or Subsidiary arising out of any deferred intercompany transaction.

            (g) The unpaid Taxes of the Company and its Subsidiaries (i) did not, as of December 31, 2001, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheet included in the Unaudited Financial Statements (rather than in any notes thereto) for such date and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and its Subsidiaries in filing their Tax Returns.

            (h) Neither the Company nor any of its Subsidiaries has any liability for the Taxes of any person or entity other than the Company and its Subsidiaries (i) under Reg. Section 1.1502-6 (or any similar provision of state, local or foreign law), (ii) as a transferee or successor, (iii) by contract, or
(iv) otherwise.

     3.13   SEC REPORTS; FINANCIAL CONDITION.

            (a) The Company and its Subsidiaries have filed all SEC Reports and have made available to the Purchaser each SEC Report. The SEC Reports, including, without limitation, any financial statements or schedules included or incorporated therein by reference, (i) comply in all material respects with the requirements of the Exchange Act or the Securities Act or both, as the case may be, applicable to those SEC Reports and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated or necessary in order to make the statements made in those SEC Reports, in light of the circumstances under which they were made, not misleading.

            (b) The Company has furnished the Purchaser with true and complete copies of (i) the audited consolidated balance sheets of the Company and its Subsidiaries as of their fiscal year end for each of 1999, 2000, 2001 and the related consolidated statements of income, stockholders' equity and cash flow, together with the notes thereto, of the Company and its Subsidiaries for the years then ended, together with the report of Arthur Andersen LLP thereon (the "AUDITED FINANCIAL STATEMENTS"), and (ii) the unaudited consolidated balance sheets of the Company and its Subsidiaries as of March 30, 2002 and the related consolidated statements of income, stockholders' equity and cash flow, together with the notes thereto, of the Company and its Subsidiaries for the fiscal year ended March 30, 2002 (the "UNAUDITED

FINANCIAL STATEMENTS"). The Audited Financial Statements and the Unaudited Financial Statements fairly present, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof, and the consolidated results of operations and cash flows of the Company and its Subsidiaries as of the respective dates or for the respective periods set forth therein, all in conformity with GAAP consistently applied during the periods involved, except as otherwise set forth in the notes thereto and subject, in the case of the Unaudited Financial Statements, to normal year-end audit adjustments. As of the dates of the Financial Statements, the Company had no obligation, indebtedness or liability (whether accrued, absolute, contingent or otherwise, known or unknown, and whether due or to become due), which was not reflected or reserved against in the balance sheets or the notes thereto which are part of the Financial Statements, except for those incurred in the ordinary course of business and which are fully reflected on the Company's books of account and which, individually or in the aggregate, would not have a material adverse effect on the Condition of the Company.

            (c) The projections of the Company and its Subsidiaries attached hereto as SCHEDULE 3.13(c) (i) are, as of the date hereof, the most current projections prepared by the Company relating to the periods covered thereby, and
(ii) are made in good faith, based on assumptions which were reasonable when made and such assumptions and projections are reasonable on the date hereof. Neither the Company nor any of its Subsidiaries has delivered to any Person any later dated projections.

            3.14 DISCLOSURE. This Agreement, together with all exhibits and schedules hereto, and the agreements, certificates and other documents furnished to each of Whitney and Hartnett by the Company and its Subsidiaries at the Closing, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which they were made, not misleading.

            3.15 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since March 30, 2002, except as set forth on SCHEDULE 3.15, neither the Company nor any of its Subsidiaries has (i) issued any stock, bonds or other corporate securities, (ii) borrowed any amount or incurred any liabilities (absolute or contingent), other than in the ordinary course of business, in excess of $100,000, (iii) discharged or satisfied any Lien or incurred or paid any obligation or liability (absolute or contingent), other than in the ordinary course of business, in excess of $100,000, (iv) declared or made any payment or distribution to stockholders or purchased or redeemed any shares of its capital stock or other securities, (v) mortgaged, pledged or subjected to Lien any of its assets, tangible or intangible, (vi) sold, assigned or transferred any of its tangible assets, other than sales of inventory or obsolete equipment in the ordinary course of business, or canceled any debts or claims, (vii) sold, assigned, licensed (other than grant of non-exclusive licenses in the ordinary course of business) or transferred any patents, trademarks, trade names, copyrights, trade secrets or other intangible assets, (viii) suffered any losses of property, or waived any rights of substantial value, (ix) suffered any adverse change in the Condition of the Company, (x) granted any bonuses or extraordinary salary increases other than in the ordinary course of business, (xi) entered into any transaction involving consideration in excess of $250,000 other than in the ordinary course of business or as contemplated hereby or (xii) entered into any agreement or transaction, or amended or terminated any agreement, with an Affiliate.

     3.16   ENVIRONMENTAL MATTERS.  Except as described on Schedule 3.16:

            (a) Attached hereto as SCHEDULE 3.16(a) are certain disclosures respecting environmental matters applicable to the Company and its Subsidiaries. While Purchaser is hereby acknowledging receipt thereof, and the parties agree that certain matters set forth therein would, but for this subsection (a), constitute exceptions to subsections (b) through (h) below, the parties hereby agree that, for purposes of the indemnification set forth in Section 8.01 hereof, the contents thereof shall not constitute exceptions to the representations set forth in subsections (b) through (h) below.

            (b) Except in respect of Ordinary Course Environmental Activities, the property, assets and operations of the Company and its Subsidiaries are and, except for such past noncompliance as has been, along with related enforcement actions, fully resolved, have been, in compliance, in all material respects, with all applicable Environmental Laws.

            (c) None of the property, assets or operations of the Company or its Subsidiaries is the subject of any pending or, to the knowledge of the Company, threatened, federal, state or local investigation evaluating whether
(i) any remedial action is needed to respond to a release or threatened release of any Hazardous Materials into the environment or (ii) any release or threatened release of any Hazardous Materials into the environment is in contravention of any Environmental Law.

            (d) Neither the Company nor any of its Subsidiaries has received any currently unresolved written notice or claim, nor are there pending or, to the knowledge of the Company, threatened lawsuits or proceedings against any of them, with respect to violations of an Environmental Law or in connection with the presence of or exposure to any Hazardous Materials in the environment or any release or threatened release of any Hazardous Materials into the environment, and neither the Company nor its Subsidiaries is the owner or operator of any property which (i) pursuant to any Environmental Law has been placed on any list of Hazardous Materials disposal sites, including, without limitation, the "National Priorities List" or "CERCLIS List," (ii) to the knowledge of the Company, has any subsurface storage tanks located thereon, or (iii) to the knowledge of the Company, has ever been used as or for a waste disposal facility, a mine, a gasoline service station or, other than for petroleum substances stored in the ordinary course of business, a petroleum products storage facility.

            (e) Except in respect of Ordinary Course Environmental Activities, neither the Company nor any of its Subsidiaries has any present or contingent material liability in connection with the presence either on or off the property or assets of the Company or its Subsidiaries of any Hazardous Materials in the environment or any release or threatened release of any Hazardous Materials into the environment.

            (f) None of the Company, its Subsidiaries, or their respective predecessors or Affiliates has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including without limitation any Hazardous Materials, or owned or operated any property or facility, and no such property or facility is contaminated by any such Hazardous Materials, in a manner that has given or would give rise to material liabilities, including any material liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to CERCLA, the Solid Waste Disposal Act, as amended ("SWDA") or any other Environmental Laws except in respect of Ordinary Course Environmental Activities.

            (g) Neither the Company nor any of its Subsidiaries are currently subject to any material action, claim, notice, investigation or proceeding regarding debarment or cancellation or revocation of any government contracts nor do any grounds exist for any such debarment or loss of government contracts based on any actual or alleged violation of or liability or obligation under any Environmental Laws.

            (h) All environmental reports and studies addressing the current or former properties, assets or operations of the Company or its Subsidiaries that, to the knowledge of the Company, have been prepared by or on behalf of the Company, any of its Subsidiaries, or any third party, which are in the possession or under the reasonable control of the Company, have been provided by the Company to the Purchaser.

            3.17 BROKER'S, FINDER'S OR SIMILAR FEES. Except as provided in the Management Services Agreement, there are no brokerage commissions, finder's fees or similar fees or commissions payable in connection with the transactions contemplated hereby based on any agreement, arrangement or understanding with the Company or any of its Subsidiaries or on any action taken by any such Person.

            3.18 LABOR RELATIONS. Neither the Company nor any of its Subsidiaries has committed or is engaged in any unfair labor practice. Except as set forth in SCHEDULE 3.18, there is (i) no unfair labor practice complaint pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries before the National Labor Relations Board and no grievance or arbitration proceeding arising out of or under collective bargaining agreements is so pending or, to the knowledge of the Company, threatened, (other than genuine proceedings arising in the ordinary course of the Company's business operations), (ii) no strike, labor dispute, slowdown or stoppage pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, (iii) no union representation question existing with respect to the employees of the Company or any of its Subsidiaries and no union organizing activities are taking place, and (iv) no employment contract with any employee or independent contractor of the Company or any Subsidiary equal to or in excess of $150,000. The Company and each Subsidiary is in compliance in all material respects with all federal, state or other applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours. Except as set forth on SCHEDULE 3.18, neither the Company, nor any of its Subsidiaries, is a party to any collective bargaining agreement.

     3.19   EMPLOYEE BENEFIT PLANS.

            (a) EMPLOYEE BENEFIT PLANS AND LIABILITIES. SCHEDULE 3.19(a) sets forth all of the Company's Employee Benefit Plans. Neither the Company nor any ERISA Affiliate has contributed to nor has any actual or contingent, direct or indirect, liability in respect of any employee benefit plan (as defined in Section 3(3) of ERISA) or other employee benefit arrangement (collectively, the "PLANS"), within the five-consecutive-year period immediately preceding the first day of the year in which the Closing Date occurs other than liabilities with respect to such Plans. At no time during such five year period has the Company or any ERISA Affiliate participated in or contributed to any Multiemployer Plan, nor during such period has the Company or any ERISA Affiliate had an obligation to participate in or contribute to any such Multiemployer Plan. No agreement subject to section 4204 of ERISA has been entered into in connection with the transactions contemplated in this Agreement. There are no actions, suits or claims, other than for benefits in the ordinary course, pending or, to the knowledge of the Company, threatened against the Company, an ERISA Affiliate or the Plans which might subject the Company or any ERISA Affiliate to any material liability. The Company has made available to the Purchaser accurate and complete copies of all of the Plans.

            (b) PLAN COMPLIANCE. The Company and each of its Subsidiaries is in compliance in all material respects with all reporting, disclosure and registration requirements applicable to it under the Code, ERISA and all federal and state securities laws, and Department of Labor, Internal Revenue Service and Commission rules and regulations promulgated thereunder, with respect to all of the Plans, and is not subject to any liability, whether asserted or not, for any penalties to any Governmental Authority for late filing of any return, report or other governmental filing. To the Company's knowledge, no civil or criminal action was brought pursuant to the provisions of Title I, Subtitle B, Part 5 of ERISA or any other federal or state law or is pending or threatened against any fiduciary of the Plans. Except as set forth in SCHEDULE 3.19(b), to the knowledge of the Company, no Plan has been, or is currently, the direct or indirect subject of an audit, investigation or examination by any Governmental Authority. All of the Plans comply currently, and have complied in the at all times, both as to form and operation, in all material respects, with their terms and with all Requirements of Law. Each of the Plans maintained by the Company or any Subsidiary that is an "employee benefit pension plan" (within the meaning of Section 3(2)(A) of ERISA) has obtained a favorable determination (covering all changes or amendments applicable under Requirements of Law) from the Internal Revenue Service as to its qualification under Sections 401(a) and 501(a) of the Code or is within the remedial amendment period (as provided in Section 401(b) of the Code) for making any required changes or amendments, and nothing has occurred before or after the date of each such determination letter as would adversely affect such qualification (except occurrences that may be corrected without material expense). All amounts that are currently owing to Plan participants (including, without imitation, former Plan participants), or contributions required to be made to the Plans have been timely paid or contributed with respect to all periods prior to the Closing Date or provided for by adequate reserves on the Audited Financial Statements or Unaudited Financial Statements.

            (c) PROHIBITED TRANSACTIONS. No Plan, nor any related trust, nor the Company, nor any Subsidiary thereof, nor any trustee, administrator or other "party in interest" or "disqualified person" (within the meaning of Section 3(14) of ERISA or Section 4975(e)(2) of the Code, respectively) with respect to the Plans, has engaged in any nonexempt "prohibited transaction" (within the meaning of Section 406 of ERISA or Section 4975(c) of the Code, respectively) with respect to the participation of Company or any of its Subsidiaries therein, which could subject the Company, any Subsidiary of the Company or the Purchaser to the penalties or excise tax imposed on prohibited transactions by Section 502 of ERISA or Section 4975 of the Code which could have a material adverse effect on the Condition of the Company.

            (d) COBRA. The Company and each of its Subsidiaries has complied with the continuation coverage requirements of group health plans provided in
Section 4980B of the Code, Sections 601 et seq. of ERISA, the Family and Medical Leave Act of 1994, and the regulations promulgated thereunder.

            (e) MISCELLANEOUS. Except as set forth on SCHEDULE 3.19(e), neither the Company, its Subsidiaries nor any Plan provides for or promises retiree, medical, disability or life insurance benefits to any current or former employee, officer or director of the Company or any of its Subsidiaries, other than continuation coverage required by section 4980B of the Code. Except as set forth in SCHEDULE 3.19(e), neither the Company nor any of its Subsidiaries is a party to or obligated under any agreement, plan, contract or other arrangements that shall result in the payment of any fees, bonuses or other compensation as a result of the consummation of the transactions contemplated by this Agreement.

     3.20 PATENTS, TRADEMARKS, ETC. The Company and its Subsidiaries own or are licensed or otherwise have the right to use all patents, trademarks, service marks, trade names, domain names, copyrights, know-how, trade secrets, licenses, franchises and other rights, including, without limitation, with respect to all software developed, owned or licensed by the Company (collectively, the "RIGHTS"), being used to conduct their businesses as now operated. SCHEDULE 3.20 sets forth a complete list of licenses or other Contractual Obligations relating to the Company's and its Subsidiaries' Rights, patents and registrations and applications for registration of such Rights and material unregistered Rights used in the conduct of the business of the Company and its Subsidiaries. No Right or product, process, method, substance or other material presently sold by or employed by the Company or any of its Subsidiaries, or which the Company or any of its Subsidiaries contemplates selling or employing, infringes upon the Rights that are owned by others. No litigation is pending and no claim has been made against the Company or any of its Subsidiaries or, to the knowledge of the Company, is threatened, contesting the right of the Company or any of its Subsidiaries to sell or use any Right or product, process, method, substance or other material presently sold by or employed by the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has asserted any claim of infringement, misappropriation or misuse by any Person of any Rights owned by the Company or any of its Subsidiaries or to which any of them have exclusive use. Except as set forth on SCHEDULE 3.20, no employee, officer or consultant of the Company or any of its Subsidiaries has any proprietary, financial or other interest in any Rights owned or used by the Company or its Subsidiaries in their businesses. Except as set forth on SCHEDULE 3.20, neither the

Company nor any of its Subsidiaries has any obligation to compensate any Person for the use of any Rights and neither the Company nor any of its Subsidiaries has granted any license or other right to use any of the Rights of the Company or it Subsidiaries, whether requiring the payment of royalties or not. The Company and its Subsidiaries have taken all reasonable measures to protect and preserve the security, confidentiality and value of their Rights, including trade secrets and other confidential information, including, without limitation, all algorithms, methods, technology or know-how incorporated or embedded in, or underlying, software licensed by the Company to third parties. All trade secrets and other confidential information of the Company and its Subsidiaries are presently valued and protectible and are not part of the public domain or knowledge, nor have they been used, divulged or appropriated for the benefit of any Person other than the Company or its Subsidiaries or otherwise to the detriment of the Company or its Subsidiaries. No employee or consultant of the Company or its Subsidiaries has used any trade secrets or other confidential information of any other Person in the course of his work for the Company or its Subsidiaries. To the Company's knowledge, no patent, invention, device, principle or any statute, law, rule, regulation, standard or code is pending or proposed which would restrict the Company's or any Subsidiary's ability to use any of the Rights.

     3.21 POTENTIAL CONFLICTS OF INTEREST. Except as set forth on SCHEDULE 3.21, no officer, director, stockholder or other security holder of the Company or any of its Subsidiaries (other than Purchaser or any Affiliate of Purchaser):
(i) owns, directly or indirectly, any interest in (excepting less than 5% stock holdings for investment purposes in securities of publicly held and traded companies), or is an officer, director, employee or consultant of, any Person that is, or is engaged in business as, a competitor, lessor, lessee, supplier, distributor, sales agent or customer of, or lender to or borrower from, the Company or any of its Subsidiaries; (ii) owns, directly or indirectly, in whole or in part, any tangible or intangible property that the Company or any of its Subsidiaries uses in the conduct of business; or (iii) has any cause of action or other claim whatsoever against, or owes or has advanced any amount to, the Company or any of its Subsidiaries, except for claims in the ordinary course of business such as for accrued vacation pay, accrued benefits under employee benefit plans, and similar matters and agreements existing on the date hereof.

     3.22 TRADE RELATIONS. Set forth on Schedule 3.22 is a true and correct list of the twenty largest customers of the Company and the Subsidiaries taken as a whole in terms of sales for the fiscal years ended March 31, 2001 and March 30, 2002, and any other customers who accounted for more than 3% of such sales, and a list of the five largest suppliers to the Company and the Subsidiaries taken as a whole in terms of purchases for the fiscal years ended March 31, 2001 and March 30, 2002. Except as set forth on Schedule 3.22, there exists no actual or, to the knowledge of the Company, threatened termination, cancellation or limitation of, or any adverse modification or change in, the business relationship of the Company, its Subsidiaries or their business with customers or any group of customers whose purchases are individually or in the aggregate consists of more than five percent (5%) of the sales of the Company and its Subsidiaries, taken as a whole, or with any material supplier, and to the Company's knowledge there exists no present condition or state of facts or circumstances relating to the customers of the Company that could reasonably be expected to have a material adverse effect on the Condition of the Company.

     3.23 MATERIAL CONTRACTS. SCHEDULE 3.22 lists all contracts, agreements, commitments and other Contractual Obligations of the Company and its Subsidiaries as of the Closing Date, whether written or oral, other than (i) the Transaction Documents, (ii) purchase orders in the ordinary course of business, and (iii) any other contracts, agreements, commitments and other Contractual Obligations of the Company or any Subsidiary that do not extend beyond one year and involve the receipt or payment of not more than $250,000. Except as could not reasonably be expected to have a material adverse effect on the Condition of the Company, each of the contracts, agreements, commitments and other Contractual Obligations of the Company and its Subsidiaries required to be set forth on SCHEDULE 3.22 is in full force and effect. The Company has satisfied in full or provided for all of its material liabilities and obligations under each Material Contract requiring performance prior to the date hereof in all material respects, and is not in material default under any of them, nor, to the knowledge of the Company, does any condition exist that with notice or lapse of time or both would constitute such a material default. To the knowledge of the Company, no other party to any such Material Contract is in material default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute such a default. Except as set forth on SCHEDULE 3.22, the performance of this Agreement and the transactions contemplated hereunder shall not constitute a "change of control" or "event of default" under any Contractual Obligation of the Company or any of its Subsidiaries.

     3.24 INSURANCE. SCHEDULE 3.24 accurately summarizes all of the insurance policies or programs of the Company and each Subsidiary in effect as of the date hereof, and indicates the insurer's name, policy number, expiration date, amount of coverage, type of coverage, annual premiums, exclusions and deductibles, and also indicates any self-insurance program that is in effect. All such policies are in full force and effect, are underwritten by financially sound and reputable insurers, are sufficient for all applicable Requirements of Law. All such policies shall remain in full force and effect and shall not in any way be affected by, or terminate or lapse by reason of any of the transactions contemplated hereby.

     3.25 OPERATING COMPANY. The Company is "an entity that is primarily engaged, directly or through a majority owned subsidiary or subsidiaries, in the production or sale of a product or service other than the investment of capital" within the meaning of the U.S. Department of Labor plan asset regulations, 29 C.F.R.Section 2510.3-101.

                                    ARTICLE 4

                               REPRESENTATIONS AND
                          WARRANTIES OF THE PURCHASERS

     4.01 REPRESENTATIONS AND WARRANTIES OF WHITNEY V. Whitney V hereby represents and warrants to the Company as follows:

            (a) AUTHORIZATION; NO CONTRAVENTION. The execution, delivery and performance by it of this Agreement (i) is within its power and authority and has been duly authorized by all necessary action, (ii) does not contravene the terms of its organizational documents or any amendment thereof, and (iii) shall not violate, conflict with or result in any breach or contravention of any Requirement of Law or any of its Contractual Obligations, or any order or decree directly relating to it.

            (b) BINDING EFFECT. This Agreement has been duly executed and delivered by it and this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors' rights generally or by equitable principles relating to enforceability.

            (c) PURCHASE FOR OWN ACCOUNT. The Class B Shares to be acquired by Whitney V pursuant to this Agreement are being or shall be acquired for its own account and with no intention of distributing or reselling such securities or any part thereof in any transaction that would be in violation of the securities laws of the United States of America, or any state, without prejudice, however, to its right at all times to sell or otherwise dispose of all or any part of its Class B Shares or Conversion Shares under an effective registration statement under the Securities Act, or under an exemption from such registration available under the Securities Act, and subject, nevertheless, to the disposition of its property being at all times within its control. If Whitney V should in the future decide to dispose of any of its Class B Shares or Conversion Shares, Whitney V understands and agrees that it may do so only in compliance with the Securities Act, applicable state securities laws and the Stockholders' Agreement, each as then in effect. Whitney V agrees to the imprinting of a legend on the certificates representing all of its Class B Shares and Conversion Shares in the form and substance set forth in Section 2.1 of the Stockholders' Agreement.

            (d) BROKER'S, FINDER'S OR SIMILAR FEES. Except as provided in the Management Services Agreement, there are no brokerage commissions, finder's fees or similar fees or commissions payable in connection with the transactions contemplated hereby based on any agreement, arrangement or understanding with Whitney V or any action taken by Whitney V.

            (e) GOVERNMENTAL AUTHORIZATION; THIRD PARTY CONSENT. No approval, consent, compliance, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person in respect of any Requirement of Law, and no lapse of a waiting period under a Requirement of Law, is necessary or required in connection with the execution, delivery or performance by it or enforcement against it of this Agreement or the transactions contemplated hereby.

     4.02 REPRESENTATIONS AND WARRANTIES OF HARTNETT. Hartnett hereby represents and warrants to the Company as follows:

            (a) AUTHORIZATION; NO CONTRAVENTION. Hartnett is competent and has all requisite authority to execute, deliver and perform this Agreement and the other Transaction Documents to which he is or shall be a party. The execution, delivery and performance by Hartnett of this Agreement shall not violate, conflict with or result in any breach or contravention of any Requirement of Law or any of his, the Company's or its Subsidiaries' Contractual

Obligations, or any order or decree directly relating to him or such other Persons.(b) BINDING EFFECT. This Agreement constitutes a legal, valid and binding obligation of Hartnett, enforceable against him in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors' rights generally or by equitable principles relating to enforceability.

            (c) PURCHASE FOR OWN ACCOUNT. The Class B Shares to be acquired by Hartnett pursuant to this Agreement are being or shall be acquired for his own account and with no intention of distributing or reselling such securities or any part thereof in any transaction that would be in violation of the securities laws of the United States of America, or any state, without prejudice, however, to his right at all times to sell or otherwise dispose of all or any part of the his Class B Shares or Conversion Shares under an effective registration statement under the Securities Act, or under an exemption from such registration available under the Securities Act, and subject, nevertheless, to the disposition of its property being at all times within its control. If Hartnett should in the future decide to dispose of any of his Class B Shares or Conversion Shares, Hartnett understands and agrees that he may do so only in compliance with the Securities Act, applicable state securities laws and the Stockholders' Agreement, each as then in effect. Hartnett agrees to the imprinting of a legend on the certificates representing his Class B Shares and Conversion Shares in the form and substance set forth in Section 2.1 of the Stockholders' Agreement.

            (d) BROKER'S, FINDER'S OR SIMILAR FEES. There are no brokerage commissions, finder's fees or similar fees or commissions payable in connection with the transactions contemplated hereby based on any agreement, arrangement or understanding with Hartnett or any action taken by Hartnett.

            (e) GOVERNMENTAL AUTHORIZATION; THIRD PARTY CONSENT. No approval, consent, compliance, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person in respect of any Requirement of Law, and no lapse of a waiting period under a Requirement of Law, is necessary or required in connection with the execution, delivery or performance by it or enforcement against it of this Agreement or the transactions contemplated hereby.

            (f) FISCAL 2002 BONUS. Hartnett acknowledges that Whitney has recommended to the Board of Directors that the annual bonus payable by RBCA to Hartnett for the fiscal year ended March 31, 2002, should be $300,000. Hartnett hereby agrees to support such recommendation and not to challenge the determination of such bonus in any way.

                                    ARTICLE 5

                      CONDITIONS TO THE OBLIGATIONS OF THE
                    PURCHASERS TO PURCHASE THE CLASS B SHARES

            The obligation of each Purchaser to purchase the Class B Shares to be acquired by such Purchaser from the Company at the Closing shall be subject to the satisfaction of, or waiver by such Purchaser of, the following conditions precedent on or before the Closing Date; PROVIDED, HOWEVER, that the waiver by any Purchaser of any condition set forth in this Article 5 shall not be deemed a waiver of any breach of any representation, warranty, agreement, term or covenant or of any misrepresentation by the Company, except to the extent expressly so waived.

     5.01 REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company and RBCA contained herein shall be true and correct in all respects (other than any such representations and warranties that are qualified by materiality or material adverse effect, which shall be true and correct in all respects) at and as of the Closing Date (except for representations and warranties made as to a specific date, which representations and warranties shall be true and correct at and as of such date).

     5.02 CONSENTS AND APPROVALS. All applicable waiting periods (and any extensions thereof) under the HSR Act, if any, shall have expired or otherwise been terminated and all consents, exemptions, authorizations, or other actions by, or notices to, or filings with, Governmental Authorities and other Persons in respect of all Requirements of Law and with respect to those material Contractual Obligations of the Company and its Subsidiaries necessary, desirable, or required in connection with the execution, delivery or performance by the Company and RBCA, or enforcement against the Company and RBCA, of the Transaction Documents to which each is a party shall have been obtained and be in full force and effect, and the Purchaser shall have been furnished with appropriate evidence thereof, and all waiting periods, if any, shall have lapsed without extension or the imposition of any conditions or restrictions.

     5.03 NO MATERIAL JUDGMENT OR ORDER. There shall not be any judgment or order of a court of competent jurisdiction or any ruling of any Governmental Authority or any condition imposed under any Requirement of Law which, in the reasonable judgment of such Purchaser, would prohibit the purchase of the Class B Shares hereunder or subject such Purchaser to any material penalty or other commercially unreasonable condition under or pursuant to any Requirement of Law if the Class B Shares were to be purchased hereunder.

     5.04 NO LITIGATION. No action, suit, investigation or proceeding before any court or any Governmental Authority shall have been commenced against such Purchaser, the Company or any of its Subsidiaries (i) seeking to restrain, prevent or change the transactions contemplated hereby or questioning the validity or legality of any of such transactions, or (ii) which would, if resolved adversely to any such Person, severally or in the aggregate, have a material adverse effect on the Condition of the Company.

     5.05 PURCHASE OF SECURITIES PERMITTED BY APPLICABLE LAWS. The acquisition of and payment for the Class B Shares hereunder and the consummation of each other transaction contemplated under this Agreement or the other Transaction Documents (i) shall not be prohibited by any Requirement of Law, (ii) shall not subject any Purchaser to any material penalty or other commercially unreasonable condition under or pursuant to any Requirement of Law, and (iii) shall be permitted by all Requirements of Law to which such Purchaser or the transactions contemplated by or referred to herein or in the Transaction Documents are subject.

     5.06 RESTATED CHARTER. The Company shall have filed the Restated Charter with the Secretary of State of Delaware and shall have delivered to such Purchaser evidence of the effectiveness of such filing.

     5.07 OPINION OF COUNSEL. Such Purchaser shall have received an opinion of outside counsel to the Company and RBCA, dated as of the Closing Date, in form and substance reasonably acceptable to his or its counsel. Such opinion, among other things, shall opine on the subject matter of the representations and warranties made by the Company and RBCA in Section 7.02(b) hereof.

     5.08 STOCKHOLDERS' AGREEMENT. The Stockholders' Agreement shall have been duly executed and delivered by all of the parties thereto (other than such Purchaser).

     5.09 MANAGEMENT SERVICES AGREEMENT. In the case of Whitney V only, the Management Services Agreement shall have been duly executed and delivered by all of the parties thereto and all portions of the Whitney Fees to be paid thereunder on the Closing Date shall have been paid.

     5.10 GOOD STANDING CERTIFICATES. The Company shall have delivered to such Purchaser as of the Closing Date, good standing certificates for the Company and RBCA for each of their respective jurisdictions of incorporation and all other jurisdictions where they do business, in each case dated within five (5) days of the Closing Date.

     5.11 APPOINTMENT OF WHITNEY DIRECTOR. In the case of Whitney V only, the Company shall deliver Whitney V at the Closing evidence of the election of Joseph D. Carrabino, Jr. to the Board of Directors and the board of directors of RBCA.

     5.12 SECRETARY'S CERTIFICATE. Such Purchaser shall have received a certificate of a duly authorized officer of the Company dated as of the Closing Date certifying: (i) that the closing conditions set forth in Sections 5.01 through 5.06 have been satisfied; (ii) that the resolutions of the Board of Directors attached thereto (which resolutions shall have, among other things, (A) authorized all of the transactions contemplated by this Agreement and the Transaction Documents, (B) approved this Agreement and the Transaction Documents, (C) duly nominated and elected the Joseph D. Carrabino, Jr. to the Board of Directors effective as of the Closing Date, and (D) resolved that the Whitney Directors shall be "Continuing Directors" as such term is defined in the Company and RBCA's institutional debt agreements) were duly adopted and have not been rescinded or amended; and (iii) certifying the incumbency and specimen signature of each officer of the Company executing the this Agreement and the Transaction Documents on behalf of the Company.

     5.13 RBCA RESOLUTION. Such Purchaser shall have received a certificate of a duly authorized officer of RBHC dated as of the Closing Date certifying: (i) that the closing conditions set forth in Sections 5.01 through 5.06 have been satisfied; (ii) that the resolutions of the board of directors of RBCA attached thereto (which resolutions shall have, among other things, (A) authorized all of the transactions contemplated by this Agreement and the Management Services Agreement, (B) approved this Agreement and the Management Services

Agreement and may be required to provide the Company with funds sufficient to satisfy its obligations under Article 8 hereof and to the extent any such payments are required, approving such payments, (C) duly nominated and elected Joseph D. Carrabino, Jr. to the board of directors of RBCA effective as of the Closing Date, and (D) resolved that the Whitney Directors shall be "Continuing Directors" as such term is defined in the Company and RBCA's institutional debt agreements) were duly adopted and have not been rescinded or amended; and (ii) certifying the incumbency and specimen signature of each officer of RBCA executing this Agreement and the Management Services Agreement on behalf of RBCA.

     5.14 CONTEMPORANEOUS FUNDING. Each other Purchaser shall have contemporaneously funded the portion of the Purchase Price payable by such Purchaser to the Company as contemplated under Section 2.03.

     5.15 FAIRNESS OPINION. Such Purchaser shall have received an opinion from Valuations Research, Inc. dated as of the Closing Date and addressed to the Company and RBCA to the effect that the transactions contemplated under this Agreement and the other Transaction Documents are fair from a financial standpoint to the Company and its Subsidiaries.

                                    ARTICLE 6

                  CONDITIONS TO THE OBLIGATIONS OF THE COMPANY
                           TO ISSUE THE CLASS B SHARES

            The obligations of the Company to sell the Class B Shares to each Purchaser shall be subject to the satisfaction of, or waived by, the Company of the following conditions precedent on or before the Closing Date.

     6.01 STOCKHOLDERS' AGREEMENT. The Stockholders' Agreement shall have been duly executed and delivered by such Purchaser.

     6.02 PURCHASE PRICE. Such Purchaser shall have delivered the portion of the Purchase Price payable by such Purchaser to the Company as contemplated under Section 2.03.

     6.03 NO MATERIAL JUDGMENT OR ORDER. There shall not be on the Closing Date any judgment or order of a court of competent jurisdiction or any ruling of any Governmental Authority or any condition imposed under any Requirement of Law which, in the reasonable judgment of the Company, would prohibit the purchase of the Class B Shares hereunder or subject the Company to any penalty or other commercially unreasonable condition under or pursuant to any Requirement of Law.

     6.04 NO LITIGATION. No action, suit, investigation or proceeding before any court or any Governmental Authority shall have been commenced against the Purchasers, the Company, or any of its Subsidiaries seeking to restrain, prevent or change the transactions contemplated hereby or questioning the validity or legality of any of such transactions.

                                    ARTICLE 7

                                    COVENANTS

     7.01 PUBLIC ANNOUNCEMENTS. The parties agree to consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, except as may be required by applicable law or the rules of, or any listing agreement with, any national securities exchange, shall not issue any such press release or make any such public statement prior to such consultation.

     7.02   USE OF PROCEEDS; DEBENTURE REPURCHASE.

            (a) Without the prior written consent of Whitney V, neither the Company nor RBCA shall use the proceeds from sale of the Class B Shares hereunder for any purpose other than (i) for the purchase by the Company of Discount Debentures as described below or (ii) for payment of the Whitney Fees under the Management Services Agreement. The Company shall not loan or contribute any portion of such proceeds to RBCA in excess of the amounts required to make the payments contemplated in clause (ii) above. The Company acknowledges that it has agreed to acquire Discount Debentures having an aggregate principal amount of $30,400,000 from Jefferies for a total purchase price equal to $28,766,000, which price shall increase at a daily rate of $10,977.78 if such purchase is not consummated on July 30, 2002 (the "DEBENTURE REPURCHASE").

            (b) Prior to or contemporaneously with the Closing, RBCA shall distribute to the Company (or cause to be paid to the Company from the Escrow Account) an amount of cash in immediately available funds which, together with the cash proceeds from the sale of the Class B Shares hereunder, shall be sufficient to satisfy the entire purchase price required to be paid by the Company to Jefferies under the terms of the Debenture Repurchase. On July 30, 2002, the Company shall consummate the Debenture Repurchase. The Company and RBCA, jointly and severally, represent and warrant to the Company that: (A) the uses of proceeds described in Section 7.02(a) are not and will not be prohibited under the terms of any agreement, instrument or understanding to which the Company or RBCA is a party or by which it is bound (including without limitation the Credit Agreement, the RBCA Indenture and the Company Indenture); (B) neither the distribution nor the payment of the cash amount to the Company as described in the first sentence of this Section 7.02(b), as the case may be, is or will be prohibited under the terms of any agreement, instrument or understanding to which the Company or RBCA is a party or by which it is bound (including without limitation the Credit Agreement, the RBCA Indenture, the Company Indenture and the Escrow Agreement); and (C) the Debenture Repurchase will not violate applicable federal or state securities laws.

                                    ARTICLE 8

                                 INDEMNIFICATION

     8.01 INDEMNIFICATION. In addition to all other sums due hereunder or provided for in this Agreement, the Company agrees to indemnify and hold harmless the Purchasers and their Affiliates and each of their respective officers, directors, agents, employees, Subsidiaries, partners, members, attorneys, accountants and controlling persons (each, an "INDEMNIFIED PARTY") to the fullest extent permitted by law from and against any and all losses, claims, damages (other than consequential damages or lost profits), expenses (including, without limitation, reasonable fees, disbursements and other charges of counsel and costs of investigation incurred by an Indemnified Party in any action or proceeding between the Company (or any of its Subsidiaries) and such Indemnified Party (or Indemnified Parties) or between an Indemnified Party (or Indemnified Parties) and any third party or otherwise) or other liabilities, losses, or diminution in value (collectively, "LIABILITIES") resulting from or arising out of any breach of any representation or warranty, covenant or agreement of the Company or any of its Subsidiaries in this Agreement, including without limitation, the failure to make payment when due of amounts owing pursuant to this Agreement, on the due date thereof; PROVIDED, HOWEVER, that the Company shall not be liable under this Section 8.01 to an Indemnified Party: (a) for any amount paid by the Indemnified Party in settlement of claims by the Indemnified Party without the Company's consent (which consent shall not be unreasonably withheld), (b) to the extent that it is finally judicially determined that such Liabilities resulted primarily from the willful misconduct or gross negligence of such Indemnified Party or (c) to the extent that it is finally judicially determined that such Liabilities resulted primarily from the breach by such Indemnified Party of any representation, warranty, covenant or other agreement of such Indemnified Party contained in this Agreement; PROVIDED, FURTHER, that if and to the extent that such indemnification is unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of such Liabilities which shall be permissible under applicable laws. In connection with the obligation of the Company to indemnify for expenses as set forth above, the Company further agrees, upon presentation of appropriate invoices containing reasonable detail, to reimburse each Indemnified Party for all such expenses (including, without limitation, fees, disbursements and other charges of counsel and costs of investigation incurred by an Indemnified Party in any action or proceeding between the Company (or any of its Subsidiaries) and such Indemnified Party (or Indemnified Parties) or between an Indemnified Party (or Indemnified Parties) and any third party or otherwise) as they are incurred by such Indemnified Party; PROVIDED, HOWEVER, that if an Indemnified Party is reimbursed hereunder for any expenses, such reimbursement of expenses shall be refunded to the extent it is finally judicially determined that the Liabilities in question resulted primarily from (i) the willful misconduct or gross negligence of such Indemnified Party or (ii) the breach by such Indemnified Party of any representation, warranty, covenant or other agreement of such Indemnified Party contained in this Agreement.

     8.02 PROCEDURE; NOTIFICATION. Each Indemnified Party under this Article 8 shall, promptly after the receipt of notice of the commencement of any action, investigation, claim or other proceeding against such Indemnified Party in respect of which indemnity may be sought from the Company under this Article 8, notify the Company in writing of the commencement thereof. The omission of any Indemnified Party so to notify the Company of any such action shall not relieve the Company from any liability which it may have to such Indemnified Party unless, and only to the extent that, such omission results in the forfeiture by any such Person of substantive rights or defenses. In case any such action, claim or other proceeding shall be brought against any Indemnified Party and it shall notify the Company of the commencement thereof, the Company shall be entitled to assume the defense thereof at its own expense, with counsel satisfactory to such Indemnified Party in its reasonable judgment; PROVIDED, HOWEVER, that any Indemnified Party may, at its own expense, retain separate counsel to participate in such defense. Notwithstanding the foregoing, in any action, claim or proceeding in which the Company, on the one hand, and an Indemnified Party, on the other hand, is, or is reasonably likely to become, a party, such Indemnified Party shall have the right to employ separate counsel at the expense of the Company and to control its own defense of such action, claim or proceeding if, in the reasonable opinion of counsel to such Indemnified Party, a conflict or potential conflict exists between the Company, on the one hand, and such Indemnified Party, on the other hand, that would make such separate representation advisable; PROVIDED, HOWEVER, that in no event shall the Company be required to pay fees and expenses under this Article 8 for more than one firm of attorneys in any jurisdiction in any one legal action or group of related legal actions. The Company agrees that it shall not, without the prior written consent of Whitney V, settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding relating to the matters contemplated hereby (if any Indemnified Party is a party thereto or has been actually threatened to be made a party thereto) unless such settlement, compromise or consent includes an unconditional release of Whitney V and each other Indemnified Party from all liability arising or that may arise out of such claim, action or proceeding. The Company shall not be liable for any settlement of any claim, action or proceeding effected against an Indemnified Party without its written consent, which consent shall not be unreasonably withheld.

     8.03 LIMITATIONS ON INDEMNIFICATION. Notwithstanding anything set forth in this Article 8 to the contrary, the Company shall not be liable to any Purchaser (or in the case of Whitney V, to any Indemnified Party affiliated with Whitney V) pursuant to Section 8.01 for any Liability arising from a breach of a representation or warranty set forth in Article 3 hereof (other than breaches of any of the representations and warranties contained in Sections 3.01 through 3.04, 3.08, 3.09, 3.17 and 3.21) (i) unless and until the aggregate amount of all such Liabilities exceeds $500,000 (in which case each Indemnified Party shall be liable for such Liability from the first dollar thereof) and (ii) to the extent the amount of such Liability, separately or together with all other Liabilities arising from breaches of such representations and warranties, exceeds 50% of the aggregate purchase price paid by such Purchaser for his or its Class B Shares hereunder. In addition, the Company shall not be liable to any Indemnified Party pursuant to Section 8.01 for any Liabilities arising from a breach of a representation or warranty set forth in Article 3 hereof unless such Indemnified Party gives the Company written notice asserting the breach in question on or prior to the expiration of the survival period for the applicable representation and warranty specified in Section 9.01 hereof.

     8.04 MANNER OF PAYMENT. Any indemnification of the Indemnified Parties pursuant to Section 8.01 shall be paid by the Company by wire transfer of immediately available funds to an account designated by the applicable Purchaser. Notwithstanding the foregoing to the contrary, if the Company delivers to such Purchaser an opinion of outside counsel of the Company (a "BLOCKAGE OPINION"), relying upon any facts provided by the Company and cited in such opinion, in form and substance reasonably satisfactory to such Purchaser, to the effect that a Contractual Obligation governing the Company or its Subsidiaries' Indebtedness would prohibit the Company from paying all or any portion of an indemnification payment as described above, the Company shall promptly pay the prohibited portion of such payment (the "BLOCKAGE AMOUNT") by issuing to such Purchaser (or its designee) that number of shares of Indemnification Stock determined by dividing (i) the Blockage Amount by (ii) $3,000. Each Blockage Opinion shall describe in reasonable detail the basis for any prohibition on the relevant indemnification payment, which description shall, among other things, identify the relevant Contractual Obligations. The Company agrees that at such time as the prohibitions described in any Blockage Opinion would no longer prohibit the payment by the Company in cash of the applicable indemnification payment, the Company shall repurchase from such Purchaser (or its Permitted Transferees) the maximum number of Indemnification Shares permitted to be repurchased by the Company under applicable law. If the Company's (or its Subsidiaries') funds which are legally available for repurchase of the Indemnification Shares are insufficient to repurchase all of the Indemnification Shares outstanding, (i) the Company shall use commercially reasonably efforts to arrange for financing sufficient to repurchase all of the Indemnification Shares outstanding and (ii) in the event that the Company is unable to arrange for such financing, at any time thereafter when additional funds of the Company (or its Subsidiaries) are legally available for the repurchase of the Indemnification Shares, such funds will immediately be used to repurchase the balance of the Indemnification Shares which the Company has become obligated to repurchase hereunder but which it has not repurchased. For purposes hereof, the term "INDEMNIFICATION SHARES" shall mean all shares of Indemnification Stock issued pursuant to this Section 9.04.

     8.05   PUT/CALL ARRANGEMENTS.

            (a) PUT/CALL. In the event of a Sale of the Company, the holders of the Indemnification Shares shall be entitled to compel the Company to purchase from such holders (the "PUT"), all of the Indemnification Shares, and the Company shall be entitled at anytime and from time to time to compel such holders to sell to the Company (the "CALL") all or any portion of the Indemnification Shares, in any such case at a per share purchase price equal to the Put/Call Price; PROVIDED, HOWEVER that the Company shall have no such obligation or right for so long as the prohibitions described in an outstanding Blockage Opinion would prohibit the purchase of Indemnification Shares hereunder or applicable law would otherwise prohibit payment thereof. For purposes hereof, with respect to each Indemnification Share the term "PUT/CALL PRICE" shall mean the Stated Value of such share PLUS all accumulated and accrued and unpaid but not yet accumulated dividends thereon (calculated in accordance with the terms of the Restated Charter). For purposes hereof, with respect to each Indemnification Share the term "STATED VALUE" shall mean $3,000.

            (b) METHOD OF EXERCISE. The Company shall give written notice (the "PUT NOTICE") to the Purchasers of a Sale of the Company at least 20 days prior to the consummation or effectiveness thereof. On or prior to the tenth (10th) day after receiving the Put Notice, the holders of the Indemnification Shares may exercise their rights under the Put by sending written notice to the Company. For the avoidance of doubt, the failure by the Company to give the Put Notice shall in no way whatsoever limit the ability of the holders of the Indemnification Shares to exercise their rights under the Put. The Company may exercise its Call at anytime by providing written notice thereof (the "CALL NOTICE").

            (c) OBLIGATION TO SELL/PURCHASE; CLOSING. In the event that the holders of the Indemnification Shares or the Company elect to exercise their rights under the Put or Call, as applicable, concurrently with the consummation of the Sale of the Company in the case of a Put, or not earlier than 10 days after delivery of the Call Notice, the Company shall be obligated to purchase from the holders of the Indemnification Shares (and such holders shall be obligated to sell to the Company) the Indemnification Shares at the Put/Call Price, payable by wire transfer of immediately available funds to the account or accounts designated by Purchaser. The closing of the purchase and sale of the Indemnification Shares pursuant to this Section 9.05 shall take place at the principal office of the Company, or at such other place as the Parties may agree on the date on which the Sale of the Company occurs or, as applicable, on the date set forth in the Call Notice.

     8.06   PRIORITY OF INDEMNIFICATION SHARES. So long as any
Indemnification Share remains outstanding, without the prior approval of the holders of a majority of the Indemnification Shares then outstanding, the Company shall not declare or pay any dividends (other than dividends declared in connection with any stock splits, stock dividends, share combinations, share exchanges, or other recapitalizations in which such dividends are made in the form of Common Stock) or other distributions of any kind on, nor shall the Company redeem, purchase or acquire any shares of Junior Securities (other than repurchases of shares of Common Stock from present or former employees of the Company and its Subsidiaries pursuant to written agreements in effect as of the Original Issue Date of the Indemnification Shares) unless and until the Put/Call Price is paid in full or set aside for payment or the Indemnification Shares are otherwise purchased by the Company.

     8.07 RESERVATION OF SHARES; OTHER ASSURANCES. The Company agrees that it shall at all times reserve and keep available out of its authorized but unissued shares of Indemnification Stock, solely for the purpose of issuance pursuant to
Section 8.04 above, such number of shares of Indemnification Stock that may be required to be issued hereunder. All shares of Indemnification Stock which are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all taxes, Liens (other than those arising under the Stockholders' Agreement or pursuant to applicable securities laws) and charges. The Company agrees to take all such actions as may be necessary to assure that all such shares of Indemnification Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Indemnification Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Company upon each such issuance). The Company shall assist and cooperate with the Purchasers to the extent that it is required to make any governmental filings or obtain any governmental approval prior to or in connection with any issuance of Indemnification Shares hereunder (including, without limitation, making any filings required to be made by the Company).

     8.08 EXCLUSIVE REMEDY. This Article 8 shall be the exclusive remedy of the Purchasers with regard for losses, claims, damages, expenses or other liabilities arising from the transactions contemplated by this Agreement (other than with respect to losses arising out of fraud).

                                    ARTICLE 9

                                  MISCELLANEOUS

     9.01 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All of the representations and warranties made by the Company and RBCA in Article 3 hereof shall survive the execution and delivery of this Agreement and any investigation made by or on behalf of the Purchasers, in each case until 30 days after the completion of the Company and RBCA's audits for the fiscal year 2003; PROVIDED, HOWEVER, that the representations and warranties contained in Sections 3.01 through 3.04, 3.08, 3.09, 3.17 and 3.21 shall survive indefinitely, and the representations set forth in Sections 3.12 and 3.16 shall survive until 30 days after the expiration of the applicable statutory period of limitations (giving effect to any waiver, mitigation or extension thereof), if later. All of the representations and warranties made by the Company and RBCA in Section 7.02 hereof shall survive the execution and delivery of this Agreement and any investigation made by or on behalf of the Purchasers. Notwithstanding the preceding sentence, any representation or warranty in respect of which indemnity may be sought under Section 8.01 shall survive the time at which it would otherwise terminate pursuant to the preceding sentence, if notice of the inaccuracy or breach thereof giving rise to such right to indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.

     9.02 NOTICES. All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be by registered or certified first-class mail, return receipt requested, telecopier (with receipt confirmed), courier service or personal delivery:

                        IF TO THE WHITNEY V, TO:

                        Whitney V, L.P.
                        177 Broad Street
                        Stamford, Connecticut  06901
                        Telecopier No.:(203) 973-1422
                        Attention:.    Michael R. Stone
                                       Ransom A. Langford
                                       Kevin Curley

                        with a copy (which shall not constitute notice to Whitney V), to:

                        Kirkland & Ellis
                        153 East 53rd Street
                        New York, New York  10022
                        Telecopier No.:(212) 446-4900
                        Attention:     Frederick Tanne, Esq.


                        IF TO ANY OF HARTNETT, THE COMPANY OR RBCA, TO:

                        Roller Bearing Holding Company, Inc.
                        60 Round Hill Road
                        Fairfield, Connecticut  06430
                        Telecopier No.:(203) 256-0775
                        Attention:     Dr. Michael J. Hartnett, C.E.O.

                        with a copy (which shall not constitute notice to such Party), to:

                        McDermott, Will & Emery
                        50 Rockefeller Plaza
                        New York, New York 10020
                        Telecopier No.:(212) 547-5444
                        Attention:     C. David Goldman, Esq.

            All such notices and communications shall be deemed to have been duly given: when delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial overnight courier service; if mailed, five Business Days after being deposited in the mail, postage prepaid; or if telecopied, when receipt is acknowledged.

     9.03 E-DOCUMENTS. The Company shall, promptly following the Closing, cause its counsel to deliver via e-mail to Whitney and Kirkland & Ellis, electronic versions of the Transaction Documents prepared by the Company in either MicroSoft Word or PDF Format. The Whitney copies shall be e-mailed to bdimartino@whitney.com, with copies to msalvator@whitney.com.

     9.04 SUCCESSORS AND ASSIGNS. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto. Subject to applicable securities laws, the Purchasers may assign any of its rights under any of the Transaction Documents to any Person. The Company may not assign any of its rights, or delegate any of its obligations, under this Agreement without the prior written consent of the Purchasers, and any such purported assignment by the Company without the written consent of the Purchasers shall be void and of no effect. Except as provided in Article 9, no Person other than the parties hereto and their successors and permitted assigns is intended to be a beneficiary of any of the Transaction Documents.

     9.05   AMENDMENT AND WAIVER.

            (a) No failure or delay on the part of any of the Parties hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to the Parties hereto at law, in equity or otherwise.

            (b) Any amendment, supplement or modification of or to any provision of this Agreement, any waiver of any provision of this Agreement, and any consent to any departure by any party from the terms of any provision of this Agreement, shall be effective (i) only if it is made or given in writing and signed by all of the parties hereto, and (ii) only in the specific instance and for the specific purpose for which made or given. No amendment, supplement or modification of or to any provision of this Agreement or any of the other Transaction Documents, or any waiver of any such provision or consent to any departure by any party from the terms of any such provision may be made orally. Except where notice is specifically required by this Agreement, no notice to or demand on the Company in any case shall entitle the Company to any other or further notice or demand in similar or other circumstances.

     9.06 SIGNATURES; COUNTERPARTS. Telefacsimile transmissions of any executed original document and/or retransmission of any executed telefacsimile transmission shall be deemed to be the same as the delivery of an executed original. At the request of any party hereto, the other parties hereto shall confirm telefacsimile transmissions by executing duplicate original documents and delivering the same to the requesting Party or Parties. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

     9.07 HEADINGS. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

     9.08 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, CONSTRUED IN ACCORDANCE WITH, AND ENFORCED UNDER, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS OR INSTRUMENTS ENTERED INTO AND PERFORMED ENTIRELY WITHIN SUCH STATE.

     9.09   JURISDICTION, WAIVER OF JURY TRIAL, ETC.

            (a) EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY AGREES THAT THE ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE CLASS B SHARES, OR ANY AGREEMENTS OR TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK AND HEREBY EXPRESSLY SUBMITS TO THE PERSONAL JURISDICTION AND VENUE OF SUCH COURTS FOR THE PURPOSES THEREOF AND EXPRESSLY WAIVES ANY CLAIM OF

IMPROPER VENUE AND ANY CLAIM THAT SUCH COURTS ARE AN INCONVENIENT FORUM. EACH PARTY HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO ITS ADDRESS SET FORTH IN SECTION 9.02, SUCH SERVICE TO BECOME EFFECTIVE 10 DAYS AFTER SUCH MAILING.

            (b) EACH PARTY HEREBY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, THE CLASS B SHARES OR ANY OF THE OTHER TRANSACTION DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS. EACH OF THE COMPANY AND ITS SUBSIDIARIES (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF WHITNEY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT WHITNEY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (ii) ACKNOWLEDGES THAT PURCHASER HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS TO WHICH IT IS PARTY BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS CONTAINED HEREIN.

     9.10 SEVERABILITY. If any one or more of the provisions contained in this Agreement, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions of this Agreement. The parties hereto further agree to replace such invalid, illegal or unenforceable provision of this Agreement with a valid, legal and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of such invalid, illegal or unenforceable provision.

     9.11 RULES OF CONSTRUCTION. Unless the context otherwise requires, "or" is not exclusive, and references to sections or subsections refer to sections or subsections of this Agreement.

     9.12 ENTIRE AGREEMENT. This Agreement, together with the exhibits and schedules hereto and the other Transaction Documents, is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein or therein. This Agreement, together with the exhibits and schedules hereto, and the other Transaction Documents supersede all prior agreements and understandings between the parties with respect to such subject matter (including, without limitation, the letters of intent between the Company and Whitney dated as of February 14, 2002 and July 19,2002).

     9.13 EXPENSES. Except as provided in the Management Services Agreement, the parties hereto shall pay their respective expenses (including, without limitation, fees, charges and disbursements of counsel) incurred in connection with the negotiation, execution and performance of this Agreement and the other Transaction Documents.

     9.14 PUBLICITY. Except as may be required by applicable law, none of the parties hereto shall issue a publicity release or announcement or otherwise make any public disclosure concerning this Agreement or the transactions contemplated hereby, without prior approval by the other party hereto. If any announcement is required by law to be made by any party hereto, prior to making such announcement such party shall deliver a draft of such announcement to the other parties and shall give the other parties an opportunity to comment thereon. Notwithstanding the foregoing, Whitney and its affiliates may list the Company's name and logo, and describe the Company's business in their marketing materials and may post such information on their website.

     9.15 FURTHER ASSURANCES. Each of the parties shall execute such documents and perform such further acts (including, without limitation, obtaining any consents, exemptions, authorizations, or other actions by, or giving any notices to, or making any filings with, any Governmental Authority or any other Person) as may be reasonably required or desirable to carry out or to perform the provisions of this Agreement, including, without limitation, any post-closing assignment(s) by the Purchaser of a portion of the Securities to a Person not currently a party hereto.

     9.16 NO STRICT CONSTRUCTION. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and the other Transaction Documents. In the event an ambiguity or question of intent or interpretation arises under any provision of this Agreement or any Transaction Document, this Agreement or such other Transaction Document shall be construed as if drafted jointly by the parties thereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement or any other Transaction Document.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

            IN WITNESS WHEREOF, the parties hereto have caused this Preferred Stock Purchase Agreement to be executed and delivered by their respective officers hereunto duly authorized as of the date first above written.

                                      ROLLER BEARING HOLDING COMPANY, INC.


                                      By: /s/ Michael J. Hartnett
                                          ----------------------------
                                      Name: Michael J. Hartnett
                                      Title: President


                                      ROLLER BEARING COMPANY OF AMERICA, INC.


                                      By: /s/ Michael J. Hartnett
                                          ----------------------------
                                      Name: Michael J. Hartnett
                                      Title: President


                                      WHITNEY V, L.P.

                                      By: Whitney Equity Partners V, LLC,
                                          its general partner

                                      By: /s/ Ransom Langford
                                          ----------------------------
                                      Name: Ransom Langford
                                      Title:

                                      /s/ Michael J. Hartnett
                                      --------------------------------
                                      Dr. Michael J. Hartnett

                                    EXHIBIT A

                           RESTATED CHARTER AND BYLAWS

                                 (SEE ATTACHED)

                                    EXHIBIT B

                          MANAGEMENT SERVICES AGREEMENT

                                 (SEE ATTACHED)

                                    EXHIBIT C

                             STOCKHOLDERS' AGREEMENT

                                 (SEE ATTACHED)

                                       F-1